Exhibit 10.18

ARTICLES:

1.	CONTRACT OBJECTIVE

2.	TERM OF THE CONTRACT

3.	WARRANTIES

4.	OBLIGATION OF THE CONTRACTOR

5.	OBLIGATION OF THE CUSTOMER

6.	PRICE AND TOAL VALUE OF THE CONTRACT

7.	TERMS OF PAYMENT

8.	TERMS AND TIME OF DELIVERY

9.	DURATION OF WORK

10.	PENALTIES

11.	CONFIDENTIALITY

12.	INSURANCE

13.	RESCISSION

14.	CONTRACT DOCUMENTATION

15.	DISSSOLUTION

16.	TERMINATION

17.	FORCE MAJEURE

18.	ARBITRATION

19.	CONTRACT LANGUAGE

20.	ENTRY INTO FORCE

CONTRACT BETWEEN AGREEMENT FOR MILLENNIUM GROUP WORLDWIDE, INC. AND BAS CONGO PROVINCE (A PUBLIC PRIVATE PARTNERSHIP)

MGW-DRC (number 01)

MILLENNIUM GROUP WORLDWIDE, INC., a Florida corporation Tax ID no. 82-0540176, whose address is 2825 N. 10th St. St. Augustine, Florida 32084, United States of America, herein represented by its president, Julius V. Jackson Sr., and hereinafter referred to as MGW, hereby enters into this agreement with the Province of Bas Congo, office of the Governor, represented by His Excellency, Simon Mbatshi Batshia, Governor of the province, hereinafter referred to as BCP.

ARTICLE 1. CONTRACT OBJECTIVES

1.1

The parties approve and conclude this agreement for the ownership and management of all natural resources of the Bas Congo province, not presently under contract to any other party, for the purpose of benefiting the citizens of the Province of Bas Congo subject to this agreement and all additional stake holders and the shareholders of MGW, by financing the extraction and development of the natural resources, providing maximum beneficiation, entrepreneur development, infrastructure development and job creation.

1.2

The parties agree to provide the financial resources and technical expertise to maximize the income to the stakeholders, create a world class infrastructure, attract additional foreign investment to the province, budget the revenue in a manner that is conducive to the feasibility studies previously performed by the province and to be conducted through this agreement. This agreement will, at a minimum, improve the housing stock for government employees and other citizens, improve the communication system for the entire province, develop agriculture to meet the needs of both the province and export markets and provide a transportation mechanism to move products, develop and rehabilitate agro processing systems where needed, provide housing, shopping, building materials supply, mining, fishing and any other legal activity that will benefit the province.

1.3	The scope of this agreement includes supply and or training of the work force for execution and management of services needed in the province;

1.4

All goods and services referred to in paragraphs 1.2 and 1.3 of this agreement will comply with standards of quality set forth by international best practices and any commodity or other resource sold and not beneficiated in Bas Congo province will be sold at the prevailing market price at the time of the sale. However, it is the intent of both parties, that over time, the internal infrastructure will be developed to maximize the possibility of developing for retail or end user consumption, or any other means of exploiting for the exhaustion of the value chain. Both parties agree to commence operating under this agreement within 30 days of the signing of this agreement, but no later than October 1, 2008.

ARTICLE 2. TERMS OF THE CONTRACT

This agreement is valid for a period of fifteen years from the date of signing, which will be automatically renewed for an equal period, unless written notice is given at least 90 days prior to the expiry date.

ARTICLE 3. WARRANTIES

3.1

MGW will have full responsibility for the quality and quantity of services provided under this agreement and shall therefore, warranty all work and services provided either directly or through sub-contracts or outsourcing. If there are any quality or quantity issues arising under this agreement and it is clearly the fault of the majority stake holder of this partnership, remedies will be made at the majority stake holders cost. If there is intervention on the part of the province and defects or faults, are the result of interventions by employees or representatives of the province, BCP, the cost of repair, replacement or rectifying the problem, shall be borne by the province with the majority shareholder.

3.2

Should MGW fail to make the necessary repair, provide the proper service or correct the problem in a timely manner, the BCP may take the necessary steps at his discretion, in which case all costs related to this replacement, repair or correction will be born by MGW, including cost for outside contractors or service providers, provided that the solution found was most optimal from the economical point of view and MGW was given ample opportunity to correct the problem or claim within a reasonable period of time.

ARTICLE 4.0 RIGHTS AND OBLIGATIONS OF MGW/BAS CONGO/PARTNERSHIP:

4.1	RIGHTS AND OBLIGATIONS OF MILLENNIUM GROUP WORLDWIDE, INC.

4.1.1	Appoint a representative plenipotentiary to make decisions on behalf of the majority shareholder of this agreement and to respond to all the questions related to the execution of this agreement.;

4.1.2

Supply the necessary material, equipment, services and personnel to the partnership, for shipment to the designated city or village within the province where activities are to take place, according to the timetable established by the operating plan which will be developed under this agreement within 30 days of signing this agreement. The partnership will assume all the costs of freight, insurance, packing, customs taxes and other costs possibly due under the legislation of the country of origin or country of designation;

4.1.3

MGW intends to vertically integrate projects to maximize profit and concurrently maximize the positive impact on the quality of life for the citizens of Bas Congo Province. Any interference by one partner in the execution of the responsibilities of the other can lead to the voiding of the rights under this agreement of the partner interfering. The operating plan will stipulate all remedies for violation of this agreement and shall become a part of this agreement.

4.1.4

MGW will deliver the necessary technical expertise, products and materials to convert, whenever possible, the resources originating in Bas Congo, to a form that maximizes the benefits to Bas Congo and the region, including creating local manufacturing capabilities.

4.2	RIGHTS AND OBLIGATION OF BAS CONGO PROVINCE

4.2.1	Appoint a plenipotentiary representative with control and management authority who will have a right to decide in the name of the province, all issues related to the execution of this agreement;

4.2.2	Execute all documents necessary for the company to acquire the financing for the extraction of resources, development of infrastructure and delivery of services under this agreement;

4.2.3	The province will have the responsibility of paying back to the partnership any funds advanced or funds for services performed for its own purposes; which may be paid from the dividends;

4.2.4	Ensure the compliance of all materials and equipment by the national government’s regulations and tax incentives;

4.2.5	The province will facilitate the establishment of air services for the partnership personnel and the public;

4.2.6	Provide accommodation, meals and transport at the expense of the province until facilities are secured by the company to maintain its work force and sub-contractors.

4.2.7	Make available transportation, access and movement of employees and sub-contractors throughout the DRC, including obtaining proper clearances and visa invitation letters and work permits;

4.2.8	Provide the land and associated right of way for the building of roads and railroads for transporting natural resources to mainline transportation for export;

4.2.9	Provide 500 hectares for the development of an enterprise zone;

4.2.10	Make a provision for official travel every four months on investment missions around the globe;

4.2.11	Provide all official geological documents, feasibility studies associated with all resources including businesses owned by the province.

4.3	RIGHTS AND OBLIGATIONS OF THE PARTNERSHIP

4.3.1

The partnership will cooperate in the establishment of all logistics programs, freight forwarding programs shipping requirements, country incentives or anything else that could reduce the cost of operations, including tax incentives. As the majority partner intends to establish an enterprise zone to attract other well developed and operating businesses to the province, BCP shall, upon notification by MGW, work to establish zones or other incentives to increase the benefits to the partnerships stakeholders.

4.3.2

MGW/BCP will assume responsibility for the payment of salaries, daily allowances and overtime of its employees, including all social and labor contributions, health and life insurance, and insurance against accidents or any other costs that may be due under applicable laws of the Democratic Republic the Congo.

4.3.3

Assume responsibility for travel, transfer and accommodation expenses of its personnel outside and inside of the Democratic Republic of the Congo, as well as expenses related to trips and all fees necessary for obtaining entry and exit visas at the country of origin and any designated country where work will be done in association with this agreement.

4.3.4

Provide all work force, tools and equipment that might be necessary for providing service in such volume and quality, including transportation of materials, products and services to the city, village or adjoining province where work is to be performed.

4.3.5

Pay costs for private communication and personal use materials that the province may supply to the company or to its employees. These expenses shall be deducted in monthly installments according to the cost incurred in the previous month or accounting period.

4.3.6

Assume responsibility for any damage caused to the property of the province by third parties through the fault, incompetence or negligence of its personnel, even though while providing services included in the scope of this agreement;

4.3.7	Comply with legislation and current internal norms and regulations of the DRC in mining and all other sectors, substituting any of its employees whose attitude might be considered unacceptable;

4.3.8	MGW/BCP shall pay all costs incurred on the evacuation of its employees for health treatment abroad, as well as all medical treatment and conveyance costs;

4.3.9	MGW/BCP will design, build and operate a 120 kilometer toll road between the city of Boma and Muanda;

4.3.10	MGW/BCP will build/rehabilitate and operate the airports and sea ports in the province.

4.3.11	MGW/BCP partnership will acquire/build and operate the cement plant in the Bas Congo Province.

4.3.12

MGW/BCP will develop a full five year plan which will include additional responsibilities not currently included or stipulated in this agreement, but will, at the time of insertion, have the agreement of both parties;

4.3.13

MGW/BCP will develop local Congolese business development plan as a part of the five year plan stipulated in paragraph 4.3.12. This sub-plan will provide the method through which, the partnership meets and exceeds the 15% participation goal for indigenous Congolese businesses for this agreement.

4.3.14

MGW/BCP will deliver the necessary technical expertise, products and materials to convert, whenever possible, the resources originating in Bas Congo, to a form that maximizes the benefits to Bas Congo and the region, including creating local manufacturing capabilities.

4.3.15	All contractual agreements and purchase orders over $10,000 USD for products or services, must be signed off on by the partner’s representatives.

4.3.16

When either partner plans to engage in any activity similar to or contrary to the elements or sectors covered by this agreement, the party intending to take the action must notify the other of the intent or consideration. This notification must be made immediately via fax or e-mail and telephone to the authorized representative of the partner.

4.3.17	The partnership will assuming all the costs of freight, insurance, packing, customs taxes and other costs possibly due under the legislation of the country of origin or country of designation;

4.3.18

MGW/BCP will also select potential employees for the partnership from existing employees of the Province. If an existing state owned business is taken over by the partnership, the existing employees will be given the right of first refusal for any new jobs created in a new business and will not be retrenched unless they choose to do so.

4.3.19

All goods and services referred to in paragraphs 4.3.17 and 4.3.18 of this agreement will comply with standards of quality set forth by international best practices and any commodity or other resource sold and not beneficiated in Bas Congo province will be sold at the prevailing market price at the time of the sale.

ARTICLE 5. PRICE AND TOTAL VALUE OF THE AGREEMENT

The value of this agreement can not be determined at this time. In due course, MGW will, as a part of this agreement, assess the value of the natural resources and other state owned assets that are a part of this agreement. The attached list of natural resources and state owned assets shall be deemed to be the capitalization of this public/private partnership. The partnership will have the right to use the assets depicted below to create off-take agreements, inducing strategic partners to participate in business vehicles or joint ventures with the public/private partnership. For the purpose of providing a minimum to the value of the agreement, the known bitumen reserves are used, those known reserves being 5 billion tons.

ARTICLE 6. TERMS OF DIVIDENDS AND INITIAL CAPITAL

6.1

The dividends will be determined by the Board of Directors of the partnership. When dividends are declared, they shall be split as follows: 81% to MGW and 19% to BCP. It is expected that initially, there will be deficit spending in order to take care of some of the urgent needs of the province. If both parties agree to advance funds to the province for the purpose of initiating some of the urgently needed projects, the cost of the extended term of borrowing will be absorbed by the minority partner and those payments will be deducted from the dividends;

6.2	An agreement will be written detailing the cost associated with the urgent project and the proposed recapture rate for the advanced funds.

6.3

All funds associated with this agreement shall be held in a U.S. bank or any other bank chosen by the majority shareholders to this agreement. However, as the banking climate improves in DRC, the majority shareholders may decide to keep funds on deposit within the DRC. Note: The majority shareholders intend to keep funds within the DRC in an adequate amount to fund current expenses. When wire transfers are needed, payment for the wire transfer will be borne by the MGW/BCP partnership.

6.4

Initial capital will be the responsibility of both parties to this agreement. $3 million usd will be the initial capital. Funding for the projects will be derived from the borrowing that will be collaterised by the resources of the province. However, either party may loan funds to the partnership at an interest rate of 7%.

6.5

Both parties will participate in the development of the budget for the partnership and will also participate in the development of the operating plan which will, among other things, delineate the priorities and pro rata budgetary outlays;

ARTICLE 7. TERMS AND TIME OF PERFORMANCE

7.1

MGW will, within two weeks of the completion of the operating plan, complete the marketing plan. This marketing plan will include but not be limited to, the dates and cities for the road shows, the venue and times, the key people and organizations to be invited and the expected revenue from each venue. The marketing plan will also include visits to churches, conventions, trade shows, Investment bankers, Equity Funds and Pension Funds. The marketing plan will be updated on a quarterly basis with all modifications being communicated to both shareholders.

7.2

MGW will, on a best efforts basis, arrange the financing for all of the activities contemplated under this agreement. The issuance of tax exempt bonds in the amount of a minimum 100 million usd is expected within seven months of contract signing. However, it is anticipated that funds from an initial public offering from the majority partner, MGW will be available for the initiation of this agreement;

7.3

MGW will comply with all the requirement of a reporting company as it manages this agreement. At a minimum, all reporting will be done on a quarterly basis to the shareholders, with audited financials being provided on an annual basis;

7.4	All pricing under this agreement will be charged at a rate equal to or less than the prevailing international prices unless there are local pricing data that can substitute for international pricing;

7.5

Should any damage to property or accident occur where there is a delay in delivery of critical services, products or materials, the majority partner shall assume the responsibility of correcting the problem without delay. If corrective action isn’t taken in a timely manner, and MGW refuses to act with the best interest of the province being demonstrated, the province may secure the necessary products and/or services at the expense of the majority shareholder;

7.6

All transported cargo (where applicable) will have its packaging numbered and will be accompanied with a Packing List which will contain, at least, name, dimensions and gross and net weight. Packing lists will be shipped in water-resistant envelopes.

ARTICLE 8. DURATION OF AGREEMENT

This agreement shall be in effect for fifteen years from the date of signing, which will be automatically renewed for an equal period, unless written notice is given at least 90 days prior to the expiry date. Some of the financing to be used by the company will be for the period of 15 years. If there is a cause for termination of this agreement, the province must find alternative financing to replace that which MGW would have arranged and in some cases, signed for.

ARTICLE 9. PENALTIES

9.1

Should either party not perform under the terms of this agreement, the offended party will be entitled to mobilization cost. Cost incurred in the performance of activities under this agreement, and liquidated damages will be determined by an arbitrator;

9.2

Should any of the parties, without a fair cause, cancel this agreement or fail to fulfill its obligations, except occurrence of Force Majeure, it will indemnify the other Party the cost of resulting damage.

ARTICLE 10. CONFIDENTIALITY

10.1	All information deemed confidential shall be identified and treated as such and may not be used for any other purpose other than that resulting from the contractual obligations;

10.2	The Parties are hereby obliged by the rules of confidentiality over this agreement for a period of 10 (ten) years pursuant to issuance of Terms of Acceptance of this agreement;

10.3	All information of public knowledge or previously known by the parties and/or legal documentation shall not be considered as confidential;

10.4

Both parties are prohibited to make statements to third Parties about the nature and course of work related to agreed upon services, except when requested by any governing or self regulatory body with the approval of both parties;

ARTICLE 11. INSURANCE

Besides the other obligations contained in this agreement, it will be the entire responsibility of the partnership to obtain insurance for its representatives and personnel as well as their actions towards third persons, equipment and materials which make part of the scope of this agreement;

ARTICLE 12. RESCISSION

12.1	This agreement may be rescinded, unilaterally, irrespective of notice, amendment or judicial ruling under the following conditions:

	12.1.1	Repeated complaints, notifications, multiple warnings issued by one party to the other due to faulty services and/or defects specifically related to this agreement;

12.2

A change of circumstances, conditions or legal situation, prevailing at the time of execution of this agreement and recognized by both Parties, if the Parties failed to arrive to agreement as for adjustment to the new situation;

ARTICLE 13. CONTRACT DOCUMENTATION FOR SHIPPED GOODS

Goods supplied under this contract will come along with the following documentation:

Original Bill of Lading (B/L)	1 copy

Copies of Bill of Lading (B/L)	2 copies

Certificate of Origin	1 copy

Manufacturer’s Certificate of Warranty	1 copy

Packaging List	1 copy

Copy of Insurance Contract	1 copy

Copy of Inspection Certificate issued by BIVAC	1 copy

Technical Documentation	1 copy

ARTICLE 14. DISSOLUTION

This agreement may be dissolved irrespective of protest, judicial or extrajudicial notification or injunction of the defaulting party, besides cases provided for by law, in the following cases:

14.1	Where MGW, due to its fault, delays the fulfillment of deadlines agreed upon between the Parties for more than 60 (Sixty) days, without written consent of the other Party;

14.2	Where either party to this agreement is declared bankrupt or filed for judicial bankruptcy composition;

14.3	Where MGW defers in the payment of any installments due to the province by virtue of this agreement for more than 30 (thirty) days, without the respective written agreement of the province;

14.4	Where, for reasons of Force Majeure, promptly communicated to the other Party, the inability to fulfill the contractual obligations herein.

ARTICLE 15. TERMINATION

The simple acts of tolerance of any of the Parties, related to default in any of the contractual obligations by the other Party, shall neither in anyway; imply the novation of this agreement, nor the relinquishment of any of the rights or intentions that the agreement confers on such a Party.

ARTICLE 16. FORCE MAJEURE

16.1

“Force Majeure’ shall be understood to be all and any circumstance that is beyond the reasonable control of the party affected by it, including natural occurrences or natural disasters such as floods, earthquakes, lightning and storms, wars, declared or undeclared, sabotage, uprising, acts of public enemies or banditry, civil disturbance, illegal and organized absenteeism of employees from work, leading the stoppage of work, and acts of public authorities,, including legislative restrictions in issuing foreign worker permits which are illicit or outside the scope of their competence;

16.2

Any delay in fulfillment or default in any of the contractual obligations by any of the Parties shall not constitute a violation of this agreement and shall be justified, if and in to the extent that they are caused by a Force Majeure situation;

16.3

The Party that evokes the “Force Majeure” situation shall inform the other Party on such fact, in writing, within the shortest possible time, while simultaneously taking all reasonable measures, within their reach, to remove, prevent the spread or reduce the effects of the “Force Majeure”;

16.4

The default or delay period, together with the period needed to repair any damages during this delay or losses resulting from it, shall be added to the period set forth herein for fulfillment of the said obligation and for fulfillment of any obligation related to it, and, consequently, shall be added to the validity of the agreement;

16.5

The interruption of activities or extension of the duration of the agreement period due to “Force Majeure” situations, may involve the review of the relevant contractual provisions, with a view to re-establishing the conditions that guaranteed the initial balance of the agreement in the technical, economic and financial areas;

16.6	Where, however, such “Force Majeure” or extension of the period of its duration requires the rescission of this agreement, both parties shall agree on the respective terms and conditions.

ARTICLE 17. ARBITRATION

17.1	All disputes and conflicts arising between the Parties on the validity, interpretation and application of the provisions of this agreement, shall be resolved amicably, by mutual agreement;

17.2	Where there is no agreement, the issue shall be resolved in accordance with the reconciliation and Arbitration of the United Nations Commission on International Trade Law (UNCITRAL);

17.3	The applicable law will be effective law of the Democratic Republic of the Congo, except when funds are brought into the DRC from another country. In that case, the law of that country shall prevail;

17.4	French and English will be used as the language of legal proceedings;

17.5	Arbitration costs shall be borne by whomever and in whatever form as may be decided by the arbitration court;

17.6	The decision of the court shall be final and binding on the Parties involved and shall not be subject to appeal or review by any judicial authority.

ARTICLE 18. CONTRACT LANGUAGE

This agreement is made in French and English, being both languages equally valid for interpretation of this agreement.

ARTICLE 19. ENTRY INTO FORCE

This agreement shall enter into force on the date of its signature by both Parties.

In witness whereof the Parties set their hands hereto, in 5 (five copies of equal content, 3 (three) in French and 2 (two) in English, in the presence of the witnesses below, who for all legal purposes also set their hands hereto.

Bas Congo, Province, Democratic Republic of the Congo, September , 2008

HIS EXCELLENCY, SIMON MBATSHI BATSHIA, _______________________________
GOVERNOR OF BAS CONGO PROVINCE, DEMOCRATIC REPUBLIC OF THE CONGO

JULIUS V. JACKSON SR. ________________________________
MILLENNIUM GROUP WORLDWIDE, INC

1ST WITNESS	2ND WITNESS
/s/	/s/
WITNESSES